Exhibit 99.1

         First Consulting Group (FCG) Announces Receipt of Confirmation from Nasdaq of Full Compliance with Listing Requirements

     LONG BEACH, Calif.--(BUSINESS WIRE)--April 20, 2006--FCG (NASDAQ: FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today announced that it received written notification on April 19, 2006 from Nasdaq that FCG is in full compliance with the Nasdaq National Market's continued listing requirements and that the prior actions taken to delist FCG have been discontinued and are now closed. This determination has been made by Nasdaq based upon the filing yesterday by the Company of its Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

     About FCG

     FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.


     CONTACT: First Consulting Group
              Thomas Reep, VP Investor Relations
              562-624-5250
              www.fcg.com